                                                                    Exhibit 4.16

      THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

      UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) (THE "DEPOSITORY") TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

                           8 7/8% SENIOR NOTE DUE 2008

No. 1                                                      $100,000,000
                                                           CUSIP No. 07556Q AD 7

                             BEAZER HOMES USA, INC.

promises to pay to CEDE & CO.

or registered assigns,
the principal sum of ONE HUNDRED MILLION

Dollars in accordance with paragraph 3 hereof.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Certificate of Authentication:                  Dated:  May __, 1998
This is to certify that this
Note is one of the Notes
described in the within mentioned
Indenture


U.S. BANK TRUST NATIONAL                    BEAZER HOMES USA, INC.
ASSOCIATION, as Trustee


                                            By:
                                                ----------------------
                                                Name:
                                                Title:


                                            By:
                                                ----------------------
By:                                             Name:
    ----------------------                      Title:
    Authorized Signature

                           8 7/8% SENIOR NOTE DUE 2008

      1. Indenture. Beazer Homes USA, Inc., a Delaware corporation (the "Company"), issued the Notes under an Indenture, dated as of March 25, 1998 (the "Indenture"), among the Company, Beazer Homes Corp., Beazer/Squires Realty, Inc., Beazer Homes Sales Arizona Inc., Beazer Realty Corp., Panitz Homes Realty, Inc., Beazer Mortgage Corporation, Beazer Homes Holdings Corp., Beazer Homes Texas Holdings, Inc. and Beazer Homes Texas, L.P. (collectively, the "Subsidiary Guarantors") and First Trust National Association, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"), as in effect on the date of execution of the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Notes are general, unsecured, senior obligations of the Company limited to $200,000,000 in aggregate principal amount, plus amounts, if any, sufficient to pay interest on outstanding Notes as set forth in paragraph 4 hereof; provided the principal amount of initial Notes issued on the Issue Date was $100,000,000. Capitalized terms used but not otherwise defined in this Note have the respective meanings ascribed to such terms in the Indenture.

      No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company or any Subsidiary Guarantor, which, in each case, is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, place, and rate, and in the coin or currency, herein prescribed.

      2. Subsidiary Guarantee. This Note is entitled to the benefit of the Subsidiary Guarantees of the Subsidiary Guarantors on a senior unsecured basis, which Subsidiary Guarantees are subject to release. Reference is hereby made to
Article 11 of the Indenture and to the Subsidiary Guarantees endorsed on this Note for a statement of the respective rights, limitations of rights, duties and obligations thereunder of each of the Subsidiary Guarantors, the Trustee and the Holders, and to the release of the Subsidiary Guarantees under specified conditions.

      3. Principal. The Company hereby promises to pay to the Holder of this Note, subject to the provisions of paragraph 7 hereof, the principal amount of this Note on April 1, 2008, or if such date is not a Business Day, on the next succeeding Business Day.

      4. Interest. The Company promises to pay interest on the outstanding principal amount of this Note from March 20, 1998 until final repayment of the outstanding principal amount at the rate of 8 7/8% per annum. The Company will pay interest semi-annually on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an "Interest Payment Date"). Interest on the Notes will accrue from the most recent Interest Payment Date or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest will accrue from each next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date will be October 1, 1998. The Company will pay interest on overdue principal from time to time on demand at the rate of one percent per annum in excess of the per annum interest rate; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate as is payable on overdue principal to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      5. Method of Payment. The Company will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the March 15 or September 15 (each, a "record date") next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date. The Holder must surrender this Note to a Paying Agent to collect any principal payment. The Company will pay the principal of, and interest on, the Notes in money of the United States that at the time of payment is legal tender for payment of public and private debts. The Company, however, may pay such amounts by check payable in such money. It may mail a principal or interest check to a Holder's registered address.

      6. Paying Agent and Registrar. Initially, U.S. Bank Trust National Association (formerly known as First Trust National Association), the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-registrar without notice to any Holder. Subject to the provisions of the Indenture, the Company or any Restricted Subsidiary may act in any such capacity.

      7. Optional Redemption. The Company may redeem all or any portion of the Notes at any time and from time to time on or after April 1, 2003 and prior to maturity at the following redemption prices (expressed in percentages of the principal amount) together, in each case, with accrued and unpaid interest to the date fixed for redemption if redeemed during the twelve-month period beginning on April 1 of each year indicated below:


Year                                     Percentage
----                                     ----------
2003............................          104.438%
2004............................          102.958%
2005............................          101.479%
2006 and thereafter.............          100.000%

      In addition, on or prior to April 1, 2001, the Company may, at its option, redeem up to 35% of the outstanding Notes with the net proceeds of an Equity Offering at 108.875% of the principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for redemption; provided that at least $65 million principal amount of the Notes remain outstanding after such redemption.

      8. Notices of Redemption. Notice of redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at such Holder's registered address. Subject to the provisions of the Indenture, on and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption.

      9. Mandatory Offers to Repurchase. Within 30 days after the occurrence of any Change of Control, the Company will offer to purchase all outstanding Notes at a purchase price equal to 101 percent of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the Change of Control Payment Date.

      Within 30 days after the date on which the aggregate amount of Excess Proceeds (from an Asset Sale) equals at any time and from time to time $10,000,000 or more, the Company will offer to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds at a purchase price equal to 100 percent of the outstanding principal amount thereof plus accrued and unpaid interest to the Asset Sale Offer Date.

      Within 30 days after the end of any two consecutive fiscal quarters during which the Consolidated Tangible Net Worth of the Company is at any time and from time to time less than $85,000,000, the Company will offer to purchase 10 percent of the original outstanding principal amount of the Notes at a purchase price equal to 100 percent of the original outstanding principal amount thereof plus accrued and unpaid interest to the Net Worth Offer Date.

      A Change of Control Offer, an Excess Proceeds Offer or a Net Worth Offer will remain open for the period specified in the Indenture. Promptly after the termination of a Change of Control Offer, an Excess Proceeds Offer or a Net Worth Offer, subject to the terms of the Indenture, the Company will purchase, and mail or deliver payment, for all Notes tendered and accepted pursuant to such Offer.

      A Holder may tender in response to a Change of Control Offer, an Excess Proceeds Offer or a Net Worth Offer all or any portion of its Notes at its discretion by completing the form entitled "OPTION OF HOLDER TO ELECT PURCHASE" appearing on the reverse of this Note. Any portion of Notes tendered must be an integral multiple of $1,000.

      10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption. Also, it need not issue, exchange or register the transfer of any Notes for a period of 15 Business Days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

      11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

      12. Amendments and Waivers. Subject to certain exceptions, the Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default under, or compliance with any provision of, the Indenture may be waived (other than any continuing Default or Event of Default in the payment of interest on or the principal of Notes) with the consent (which may include consents obtained in connection with a tender offer or exchange offer for Notes) of the Holders of a majority in principal amount of the Notes then outstanding. Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Notes or waive any provision of the Indenture to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to certificated Notes, to provide for the assumption of the Company's obligations to Holders in the case of a merger or acquisition, to make any change that does not adversely affect the legal rights of any Holder, to comply with the qualification of the Indenture under the TIA or to reflect a

Subsidiary Guarantor ceasing to be liable on the Subsidiary Guarantees because it is no longer a Subsidiary of the Company.

      The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder be the Holder of record of any Notes with respect to which such consent is required or sought as of a date identified by the Trustee in a notice furnished to Holders in accordance with the terms of this Indenture.

      Without the consent of each Holder affected, the Company may not (i) reduce the rate of or change the time for payment of interest, including default interest, on any Note, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemption under Section
3.07 of the Indenture or with respect to mandatory offers to purchase Notes pursuant to Sections 4.11, 4.16 and 4.20 of the Indenture, (iii) make any Note payable in money other than that stated in the Note, (iv) make any change to
Section 6.04, 6.07 or 10.02(d)(v) of the Indenture, (v) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver to the Indenture, (vi) modify the ranking or priority of the Notes or any Subsidiary Guarantee, (vii) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or the Indenture otherwise than in accordance with the Indenture or (viii) waive a continuing Default or Event of Default in the payment of principal of or interest on the Notes.

      13. Defaults and Remedies. Events of Default include: default in payment of interest when due and payable and continuance thereof on the Notes for 30 days; default in payment of principal, or premium, on the Notes when due and payable at maturity, acceleration or otherwise; failure by the Company or any of its Subsidiaries for 60 days after notice to comply with any of its covenants or agreements in the Notes, the Subsidiary Guarantees or the Indenture; acceleration of certain other Indebtedness of the Company or any of its Subsidiaries; failure by the Company or any of its Subsidiaries to pay certain Indebtedness when the same becomes due and payable; certain final judgments that remain undischarged against the Company or any of its Subsidiaries; certain events of bankruptcy or insolvency of the Company or its Material Subsidiaries; and any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with its terms) or is declared null and void and unenforceable or found to be invalid or any Subsidiary Guarantor denies liability under its Subsidiary Guarantee (other than by reason of release of a Subsidiary Guarantor from its Subsidiary Guarantee). If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25 percent in principal amount of the then outstanding Notes may declare all the Notes to be immediately due and payable in an amount equal to 100 percent (or in the case of Default under Section 6.01(a)(iii) of the Indenture resulting from a breach of Section 4.16 of the Indenture, 101 percent) of the principal amount of the Notes plus accrued and unpaid interest to the date of payment, except that in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes become due and payable immediately without any action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee will require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests.

      14. Trustee Dealings With Company. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes, and may otherwise deal with the Company or any of its Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee is subject to Sections 7.10 and 7.11 of the Indenture.

      15. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company or any Subsidiary Guarantor in the Indenture or in any of the Notes or in any Subsidiary Guarantee or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company, any Subsidiary Guarantor or any successor Person thereof. Each Holder, by accepting such Notes waives and releases all such liability.

      16. Authentication. The Note will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent.

      17. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

      The Company will furnish to any Holder, upon written request and without charge, a copy of the Indenture. Requests may be made to:

            Beazer Homes USA, Inc.
            5775 Peachtree Dunwoody Road,
             Suite C-550
            Atlanta, Georgia  30342
            Attention:  Secretary

                              SUBSIDIARY GUARANTEE


      For value received, each of the undersigned hereby, jointly and severally, unconditionally guarantees to the Holder of this Note the payments of principal of, premium, if any, and interest on this Note in the amounts and at the time when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note, if lawful, and the payment or performance of all other obligations of the Company under the Indenture or the Notes, to the Holder of this Note and the Trustee, all in accordance with and subject to the terms and limitations of this Note, Article 11 of the Indenture and this Subsidiary Guarantee. This Subsidiary Guarantee will become effective in accordance with
Article 11 of the Indenture and its terms shall be evidenced therein. The validity and enforceability of any Subsidiary Guarantee shall not be affected by the fact that it is not affixed to any particular Note.

      The obligations of the undersigned to the Holders of Notes and to the Trustee pursuant to the Subsidiary Guarantee and the Indenture are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantee and all of the other provisions of the Indenture to which this Subsidiary Guarantee relates.

      This Subsidiary Guarantee is subject to release upon the terms set forth in the Indenture.

                              BEAZER HOMES CORP.
                              BEAZER/SQUIRES REALTY, INC.
                              BEAZER HOMES SALES ARIZONA INC.
                              BEAZER REALTY CORP.
                              PANITZ HOMES REALTY, INC.
                              BEAZER MORTGAGE CORPORATION

                              BEAZER HOMES HOLDINGS CORP.
                              BEAZER HOMES TEXAS HOLDINGS, INC.
                              BEAZER HOMES TEXAS, L.P.,


                              By:
                                  -----------------------
                                  Name:  David S. Weiss
                                  Title: An Authorized
                                            Officer of
                                            Each of the
                                            Subsidiary Guarantors

                       OPTION OF HOLDER TO ELECT PURCHASE

      If you want to elect to have this Note purchased by the Company pursuant to Section 4.11, 4.16 or 4.20 of the Indenture, check the box below:

      |_|   Section 4.11 (Excess Proceeds Offer)

      |_|   Section 4.16 (Change of Control Offer)

      |_|   Section 4.20 (Net Worth Offer)

      If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11, 4.16 or 4.20 of the Indenture, as applicable, state the principal amount you elect to have purchased: $_________. Note: The amount you elect to have purchased must be an integral multiple of $1,000.


Date:  ___________________            Your signature _________________
                                                     (Sign exactly as
                                                     your name appears
                                                     on the Note)
Signature Subsidiary
Guarantee: